                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                CHANDLER INSURANCE COMPANY, LTD.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                                 N/A
      -----------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement,
                           if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Chandler Insurance Company, Ltd., a Cayman Islands corporation (the "Company"), to be held at 10:00 a.m. local time, on Monday, June 5, 2000, at the Marriott Hotel, in Grand Cayman, Cayman Islands. A Notice of Annual Meeting, Proxy Statement and form of proxy card are enclosed. A copy of the Company's 1999 Annual Report is also enclosed. At this meeting you will be asked to:

    (i) Elect eight directors to serve until the next annual meeting of shareholders to be held in 2001;

    (ii) Approve the Company's Directors Stock Option and Stock Grant Plan, which authorizes up to 260,000 Common Shares of the Company to be issued upon stock grants and exercises of options granted under that plan; and

   (iii) Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    It is important that your shares be represented at the meeting. Whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy card and return it in the enclosed envelope at your earliest convenience.

                                          Very truly yours,

                                          /s/ W. Brent LaGere

                                          W. Brent LaGere
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

May 2, 2000

                        CHANDLER INSURANCE COMPANY, LTD.
                          ANDERSON SQUARE, FIFTH FLOOR
                          GRAND CAYMAN, CAYMAN ISLANDS

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 5, 2000

                            ------------------------

    The Annual Meeting of Shareholders of Chandler Insurance Company, Ltd., a Cayman Islands corporation (the "Company"), will be held at the Marriott Hotel in Grand Cayman, Cayman Islands, on Monday, June 5, 2000 at 10:00 a.m. local time, for the following purposes:

    1. To elect eight directors to serve until the next annual meeting of shareholders;

    2. To approve the Company's Directors Stock Option and Stock Grant Plan, which authorizes up to 260,000 Common Shares of the Company to be issued upon stock grants and exercises of options granted under that plan; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    Only shareholders of record at the close of business on April 24, 2000 are entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof. A list of shareholders entitled to vote at the meeting will be available at the meeting for examination by any shareholder and at least 10 days prior to the meeting at the office of the Secretary of the Company at the address listed above.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TO THE COMPANY IN THE ENCLOSED ADDRESSED AND STAMPED ENVELOPE. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy card or by attending the meeting, withdrawing the proxy and voting in person.

                                          By Order of the Board of Directors,

                                          /s/ W. Brent LaGere

                                          W. Brent LaGere
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

May 2, 2000

                        CHANDLER INSURANCE COMPANY, LTD.
                          ANDERSON SQUARE, FIFTH FLOOR
                          GRAND CAYMAN, CAYMAN ISLANDS

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 5, 2000

                            ------------------------

    This Proxy Statement is furnished to shareholders of Chandler Insurance Company, Ltd., a Cayman Islands corporation (the "Company"), in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of the Company to be held on June 5, 2000 (the "Annual Meeting"). Shares represented by proxy cards in the form enclosed will be voted at the Annual Meeting if the proxy card is properly executed, returned to the Company before the Annual Meeting and not revoked. Any shareholder giving a proxy on the enclosed form may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy card or by attending the Annual Meeting, withdrawing the proxy and voting in person. Your attendance at the meeting will not constitute automatic revocation of the proxy. This Proxy Statement and the enclosed proxy card form are first being sent to shareholders on or about
May 2, 2000.

                         ACTION TO BE TAKEN AT MEETING

    When shareholders have appropriately specified how their proxies should be voted, the shares represented by proxy cards will be voted accordingly. Unless the shareholder otherwise specifies therein, the shares represented by his proxy card will be voted (i) FOR the election as directors of the eight nominees listed under "Election of Directors", (ii) FOR the approval of the Company's Directors Stock Option and Stock Grant Plan (the "Directors' Plan") which provides that up to 260,000 Common Shares of the Company may be issued upon exercise of options and stock grants under that plan and (iii) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the meeting. The Board of Directors of the Company (the "Board") does not know of any such other matter or business.

                        PERSONS MAKING THE SOLICITATION

    The accompanying proxy is being solicited by the Board. The cost of soliciting your proxy will be borne entirely by the Company and no other person or persons will bear such costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company and its subsidiaries. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of common shares held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses they incur in connection with forwarding the solicitation material.

                           OUTSTANDING CAPITAL STOCK

    The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting is April 24, 2000. At the close of business on that date the Company had 3,283,333 Common Shares, $1.67 par value per share ("Common Shares"), issued and outstanding and entitled to be voted at the Annual Meeting. Because they are not entitled to be voted at the Annual Meeting, as described below, 1,144,700 shares held by CenTra, Inc. and its affiliates are not included in this number.

    The Company has never declared or paid a cash dividend on the Common Shares and does not contemplate doing so in the foreseeable future.

    The following table sets forth, as of February 29, 2000, the number of shares of Common Stock beneficially owed by (i) each director and each nominee for director, (i) the Company's Chairman and Chief Executive Officer and each of the Company's four other most highly compensated executive officers for services rendered for the fiscal year ended December 31, 1999 (collectively, the "Named Executives") and (iii) all current directors and executive officers as a group:

                                                                    BENEFICIAL OWNERSHIP
                                                              --------------------------------
NAME OF DIRECTOR OR EXECUTIVE OFFICER                         NUMBER OF SHARES(1)   PERCENT(2)
-------------------------------------                         -------------------   ----------
W. Brent LaGere.............................................        476,965(3)         10.8%
Brenda B. Watson............................................         53,566             1.2%
Richard L. Evans............................................         59,522             1.3%
Paul A. Maestri.............................................         20,000(4)         *
James M. Jacoby.............................................             --(5)           --
Robert L. Rice..............................................         20,000(4)         *
Mark T. Paden...............................................         28,810            *
Larry A. Davis..............................................             --(5)           --
W. Scott Martin.............................................         31,500            *
Steven R. Butler............................................          3,200            *
All directors and officers as a group (11 persons)..........        696,078            15.7%

------------------------

*   Less than 1%

(1) Except as otherwise indicated, each person has the sole power to vote and dispose of all shares, and the sole power to exercise any options listed opposite his or her name.

(2) These percentages are computed based on 4,428,033 shares of common stock outstanding including 1,142,625 common shares ordered to be rescinded through litigation. References to the number or percentage of the Company's common shares that a person owns do not reflect common shares issuable under outstanding options, if any.

(3) Includes (i) 348,390 common shares owned by the W. Brent LaGere Irrevocable Trust and (ii) 45,000 common shares owned by W&L Holding Corp. ("W&L Holding"), a corporation 49% of which is owned by the W. Brent LaGere Irrevocable Trust. Mr. LaGere disclaims beneficial ownership of the shares held by W&L Holding and the trust. The power to vote and dispose of the shares held by W&L Holding is shared with Benjamin T. Walkingstick, who also owns 49% of W&L Holding. The business address of Mr. LaGere is 1010 Manvel Avenue, Chandler, Oklahoma, 74834.

(4) These totals do not include 33,000 common shares issuable under outstanding options the exercisability of which is subject to approval by the Company's shareholders.

(5) These totals do not include 3,000 shares issuable under outstanding options the exercisability of which is subject to approval by the Company's shareholders.

SHAREHOLDERS HOLDING OVER FIVE PERCENT

    Listed below are persons, other than those listed previously, who are known by the Company to own beneficially more than 5% of the Company's common shares as of February 29, 2000. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the common shares beneficially owned.

                                                                    BENEFICIAL OWNERSHIP
                                                              --------------------------------
NAME AND ADDRESS OF SHAREHOLDER                               NUMBER OF SHARES(1)   PERCENT(2)
-------------------------------                               -------------------   ----------
CenTra Group (CenTra, Ammex, and ...........................       1,144,700(3)        25.9%
  Messrs. M.J. Moroun, Lech and Harned, Agnes A.
  Moroun and Matthew T. Moroun)
  12225 Stephens Road, Warren, Michigan 48089

Benjamin T. Walkingstick ...................................         400,029(4)         9.0%
  1001 Manvel Avenue, Chandler, Oklahoma 74834

Marvel List, Trustee of the W. Brent LaGere ................         398,077            9.0%
  Irrevocable Trust
  420 Bennett Boulevard, Chandler, Oklahoma 74834

------------------------

(1) Except as otherwise indicated, each person or group has the sole power to vote and dispose of all shares and the sole power to exercise any options listed opposite his or her name.

(2) These percentages are computed based on 4,428,033 shares of common stock outstanding including 1,142,625 common shares ordered to be rescinded through litigation.

(3) The beneficial ownership set forth above includes: (i) 842,625 common shares owned by CenTra; (ii) 275,000 common shares owned by Ammex, Inc. ("Ammex");
    (iii) 25,000 common shares owned by DuraRock Underwriters, Ltd. ("DuraRock"), which is owned by Matthew T. Moroun, M.J. Moroun's son;
    (iv) 250 common shares held by Mr. Harned; (v) 200 common shares held by Mr. Lech; and (vi) 1,625 common shares owned by Agnes A. Moroun, M.J. Moroun's sister.

    The Company includes the ownership of Messrs. Harned and Lech and Agnes A. Moroun in the beneficial ownership of the CenTra Group because of their present or former employment and other relationships with CenTra and M.J. Moroun and their involvement in CenTra's attempts to take control of the Company. See "Possible Change of Control" and "Other Matters Regarding Beneficial Ownership" regarding the Company's assumptions about beneficial ownership and the presence of certain restrictions on the voting and disposition of the common shares beneficially owned by Messrs. M.J. Moroun, Harned, Lech, Agnes A. Moroun and Matthew T. Moroun.

    The business address of CenTra and Messrs. Moroun and Harned is 12225 Stephens Road, Warren, Michigan 48089. The business address of Mr. Lech is 5301 Lauren Court, Bloomfield Hills, Michigan 48302-2941.

(4) Includes 45,000 common shares owned by W&L Holding, a corporation 49% of which is owned by Mr. Walkingstick. The power to vote and dispose of the shares held by W&L Holding is shared with the W. Brent LaGere Irrevocable Trust, which also owns 49% of W&L Holding.

INSURANCE REGULATION CONCERNING CHANGE OR ACQUISITION OF CONTROL

    The Company's subsidiary, National American Insurance Company ("NAICO") is a domestic property and casualty insurance company organized under the insurance laws of Nebraska (the "Insurance Code"). The Insurance Code provides that the acquisition or change of "control" of a domestic insurer or of any person that controls a domestic insurer cannot be consummated without the prior approval of the Nebraska Department of Insurance. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or of any person controlling a domestic insurance company must generally file with the relevant insurance regulatory authority an application for change of control containing certain information required by statute and published regulations and provide a copy of such to the domestic insurer. In Nebraska, control is generally presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote or holds proxies representing 10% or more of the voting securities of the insurance company or of any other person or entity controlling the insurance company. The 10% presumption is not conclusive and control may be found to exist at less than 10%.

    In addition, many state insurance regulatory laws contain provisions that require pre-notification to state agencies of a change in control of a non-domestic insurance company admitted in that state. While such pre-notification statues do not authorize the state agency to disapprove the change of control, such statues do authorize issuance of a cease and desist order with respect to the non-domestic insurer if certain conditions exist such as undue market concentration.

    Any future transactions that would constitute a change in control of the Company would also generally require prior approval by the Nebraska Department of Insurance and would require pre-acquisition notification in those states which have adopted pre-acquisition notification provisions and in which the insurers are admitted. Because such requirements are primarily for the benefit of policyholders, they may deter, delay or prevent certain transactions that could be advantageous to the shareholders or creditors of the Company.

OTHER MATTERS REGARDING BENEFICIAL OWNERSHIP

    For purposes of this Proxy Statement, unless otherwise indicated, the Company has assumed that the following persons are affiliates: an entity's executive officers and directors or its managing partners, persons holding more than 10% of an entity, and those persons who are controlling, controlled by, or under common control with such officers, directors, managing partners, or shareholders.

    Statements of percentages of ownership are made based upon pertinent reporting requirements and guidelines specifically applicable to this Proxy Statement. Determination of voting power under the Company's Articles of Association or applicable insurance holding company laws may be at variance with the above stated percentages.

    As to the beneficial ownership of its common shares, the Company has assumed that beneficial ownership (voting and investment power) is shared among CenTra, Can-Am Investments, Ltd. ("Can-Am"), Ammex, and Messrs, M.J. Moroun, Harned, Lech, Agnes A. Moroun and Matthew T. Moroun. CenTra, Can-Am, Ammex and M.J. Moroun have filed a Schedule 13D acknowledging that they compose a group formed to affect the management practices and policies of the Company. M. J. Moroun has represented that he is the controlling shareholder, Chairman and President of CenTra and Ammex. Mr. Lech was, until June 2, 1995, a director and executive officer of CenTra and continues to receive regular periodic payments from CenTra. Mr. Harned is an executive officer of CenTra. Messrs. Harned and Lech are executive officers and directors of Can-Am. Correspondence provided to the Company and an amendment to the Schedule 13D described above indicate that M.J. Moroun is the owner of all of the outstanding voting stock of Can-Am. The Company includes the ownership of Messrs. Harned, Lech, Agnes A. Moroun and Matthew T. Moroun in the beneficial ownership of the CenTra Group because of their present or former employment and other relationships with CenTra and M.J. Moroun and their involvement in CenTra's attempts to take control of the Company. Each member of the group disclaims beneficial ownership or control of the common shares held by any other group member. They presumably would disclaim shared beneficial ownership with either Messrs. Harned or Lech.

    CenTra and its affiliates face certain restrictions in the voting or disposition of their common shares. By resolution dated August 19, 1992, the Company restricted the voting of common shares held by CenTra and its affiliates, including Can-Am. In addition, voting of these shares in a manner which would constitute a direct or indirect exercise of control over NAICO is restricted by Nebraska law. The United States District Court for the District of Nebraska ("Nebraska Court") has assumed jurisdiction over all shares owned or controlled by M.J. Moroun and/or his affiliates. Accordingly, shares owned by CenTra and its affiliates will not be entitled to be voted at the Annual Meeting.

    During December 1999, the Company acquired 1,989,200 shares of its own stock in exchange for payment of $15,204,758 to CenTra and its affiliates pursuant to a divestiture plan proposed by NAICO and approved by the Nebraska Court. All shares were canceled upon their return to the Company. The Nebraska Court had ordered CenTra to divest all shares of the Company owned or controlled by it or its affiliates. An additional share block owned by CenTra and affiliates consists of 1,142,625 shares which will be divested following a ruling on CenTra's appeal of a judgment entered by an Oklahoma Federal Court in April 1997. That judgment requires CenTra to transfer the shares to the Company in exchange for payment of $6,882,500. Following the conclusion of the appeal, the Nebraska Court will determine the method of divestiture of these shares. The appellate court heard oral arguments on November 15, 1999. The Company cannot predict when the appellate court will rule on the appeal.

    During December 1999, Chandler Insurance Management, Ltd. ("CIM"), a wholly owned subsidiary of the Company, transferred the 524,475 shares of the Company's common stock that it owned to the Company. The shares were canceled by the Company.

POSSIBLE CHANGE IN CONTROL

    Until July 1992, CenTra and its affiliates held 22.7% of the Company's common shares. In July 1992, M.J. Moroun attempted to obtain control of the Company and acquired or contracted to acquire in open market and private purchases 26.5% of the Company's common stock (which was later transferred to Can-Am), bringing the total beneficial stock ownership of CenTra and its affiliates to 49.2% as of July 1992. To further their purposes, CenTra or its affiliates or both initiated litigation in Oklahoma, Arkansas, Michigan, and an administrative proceeding in Nebraska, the domicile of NAICO.

    In response to the threats posed by CenTra and its affiliates, the Company and its subsidiaries vigorously asserted defenses and counterclaims where appropriate in the litigation and successfully opposed the Form A application of CenTra and its affiliates in the administrative hearings before the Nebraska Department of Insurance (the "Department"). The Form A application sought the Department's approval of M.J. Moroun's share purchases and attempted assertion of control. The ruling of the Department and a state district court were affirmed by the Nebraska Supreme Court on December 1, 1995. By resolution dated August 19, 1992, the Company has restricted the voting of common shares held by CenTra and its affiliates. A U.S. District Court Judge for the Nebraska Court ordered the divestiture of all CenTra shares and CenTra delivered the shares to the registry of the Court. The Nebraska Court adopted a divestiture plan proposed by NAICO ("NAICO Plan"). The NAICO Plan includes a proposal whereby the Company would acquire and cancel the stock of the Company owned or acquired by the CenTra Group. The NAICO Plan has been partially implemented resulting in the Company acquiring 1,989,200 shares of its own stock in exchange for payment of $15,204,758. 1,142,625 shares remain with the Nebraska Court subject to divestiture following the conclusion of an appeal of a judgment regarding those shares in another court.

                               QUORUM AND VOTING

    The presence, in person or by proxy, of the holders of a majority of the Common Shares issued and outstanding and entitled to be voted as of the record date is necessary to constitute a quorum at the Annual Meeting. Each votable Common Share is entitled to one vote. Abstentions will be included in vote totals and, as such, will have the same effect as a negative vote on each proposal other than the election of directors. Broker non-votes (i.e., shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, will not be included in vote totals and, as such, will have no effect on any proposal. Cumulative voting is prohibited in the election of directors.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

    Eight directors are to be elected at the Annual Meeting for a term expiring at the next annual meeting of shareholders or until their respective successors are duly elected and qualified. To be elected a director, each nominee must receive a majority of the votes cast by the shareholders of the Company present in person or by proxy and entitled to vote at the Annual Meeting or any adjournment thereof at which a quorum is present. Shareholders are not permitted to cumulatively vote their shares in connection with the election of directors. Each nominee has expressed his or her intention to serve the entire term for which election is sought. Should any nominee become unable or unwilling to accept election or serve as a director, the proxy holders may vote the proxies for the election in that nominee's place of any other person the Board may recommend.

    Set forth below is certain information concerning the persons nominated for election as directors of the Company.

W. BRENT LAGERE

    W. Brent LaGere, 54, has been Chairman of the Board of the Company since September 1983, Chief Executive Officer since March 1986 and President since May 1997. Since October 1988 he has served in officer and director capacities for various subsidiaries of the Company pursuant to an employment contract with Chandler (U.S.A.), Inc. ("Chandler USA"). Since 1971 he has served in various capacities with one of the Company's wholly owned subsidiaries, LaGere & Walkingstick Insurance Agency, Inc. ("L&W"), an independent insurance agency based in Chandler, Oklahoma.

MARK T. PADEN

    Mark T. Paden, 43, has served as Executive Vice President of the Company since May 1998, was Vice President--Finance of the Company from August 1987 through May 1998 and has been a director since May 1992. Since February 1987, Mr. Paden has been an employee of L&W and/or Chandler USA. In May 1998,
Mr. Paden was elected Executive Vice President and Chief Operating Officer for Chandler USA, NAICO, and L&W. Mr. Paden has served as Chief Financial Officer of NAICO since January 1988 and of L&W since May 1987, and also served as Vice President--Finance of NAICO from January 1988 through May 1998 and of L&W from May 1987 through May 1998. Mr. Paden has also been a director of Chandler USA since July 1988, NAICO since November 1992 and L&W since October 1992.

BRENDA B. WATSON

    Brenda B. Watson, 59, has been Executive Vice President of the Company since October 1988, was a Vice President of the Company for three years prior thereto, and has been a director of the Company since September 1985. Since
October 1988, she has served in officer and director capacities for various subsidiaries of the Company pursuant to an employment contract with Chandler USA.

RICHARD L. EVANS

    Richard L. Evans, 53, has been a director of the Company since
September 1983. He has been a Vice President of the Company since August 1986, and since May 1989, he has been an employee of Chandler USA. Mr. Evans has served L&W since 1979 in various capacities. Mr. Evans has also been a director of Chandler USA since May 1990.

JAMES M. JACOBY

    James M. Jacoby, 65, has been a director since October 1993. He has been a director of NAICO since August 1990. He has been an insurance agent for more than five years and was formerly employed by

NAICO from June 1990 to March 1991. Mr. Jacoby retired in September 1994 from Alexander and Alexander, Inc. where he was a Vice President with the Omaha, Nebraska office, and is currently employed by Constructor's Bonding & Insurance in Omaha, Nebraska where he is involved in servicing insurance accounts.

PAUL A. MAESTRI

    Paul A. Maestri, 69, has been a director of the Company since October 1985. Since February 1990 Mr. Maestri has engaged in personal investment activities. From 1980 to February 1990 Mr. Maestri was a director and the President and Chief Executive Officer of P.A.M. Transport, Inc. He has also been a director of L&W since December 1993, NAICO since May 1997 and CIM since May 1998.

ROBERT L. RICE

    Robert L. Rice, 65, has been in private practice as a certified public accountant for more than five years and a director of the Company since
May 1987. Mr. Rice has also been a director of Chandler USA since June 1993, L&W since May 1997 and CIM since May 1998.

W. SCOTT MARTIN

    W. Scott Martin, 49, was appointed to serve as a director at the Company's November 10, 1999 board meeting, subject to his qualification and acceptance by the Cayman Islands Monetary Authority which was received on January 17, 2000. Mr. Martin has been President of the Tulsa Loan Production Office with First Bank & Trust Company in Wagoner, Oklahoma since 1994. Mr. Martin also serves as a director of First Bank & Trust in Wagoner, Oklahoma, First Bank of Chandler in Chandler, Oklahoma, First National Bank in Burkburnett, Texas and The Bank of Union in Union City, Oklahoma.

DIRECTOR COMPENSATION

    Messrs. Jacoby, Maestri, Rice, Davis and Martin--the Company's outside directors--receive an annual retainer of $6,000 and $1,000 for each meeting. These outside directors are compensated at the rate of $1,000 per day for time spent on board-related activities. During 1999, Messrs. Maestri, Jacoby and Davis received total director compensation from the Company and its subsidiaries of $30,750, $29,500 and $25,500, respectively, including compensation for time spent in connection with certain litigation.

    During the second quarter of 1998, the Company's directors approved the Directors' Plan. The Directors' Plan provides that the non-employee directors of the Company, other than Norman Harned, Ronald Lech and M.J. Moroun, are eligible for grants of stock options and stock grants in accordance with the terms of the Directors' Plan. Messrs. Harned, Lech and Moroun resigned as directors of the Company during November 1999. Options and stock grants may not be granted under the plan for more than 260,000 shares of common stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the board of directors, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. The exercise price of the stock options shall generally be equal to the average closing price of common stock of the Company for the 30 calendar days preceding the date the options are granted. The option period begins on the effective date of the option grant and terminates on the tenth anniversary of that date.

    The aggregate number of shares of stock awarded to an eligible director as a stock grant shall total 20,000 shares of common stock of the Company. The award shall be divided into two equal installments. The first installment of 10,000 shares shall automatically be awarded as of the first regular board meeting after an eligible director completes ten continuous years of service on the board. The second installment of 10,000 shares will automatically be awarded as of the first anniversary of the initial stock grant, regardless of whether the director is still a member of the board. During the second quarter of 1998, a total of 40,000 shares valued at $250,000 were awarded to two directors, and this amount is included in general and administrative expenses in the Company's consolidated statements of operations. During the third quarter of 1998, the Company issued 20,000 of the 40,000 shares to the two directors as required under the plan from the Company's stock then held by a subsidiary. During the second quarter of 1999, the Company issued the remaining 20,000 shares to the two directors from the Company's stock then held by a subsidiary. The difference between the average reacquisition cost of the shares issued and the share price at the date of the stock grant was credited to paid-in surplus.

    Each eligible director shall automatically be granted options to purchase 1,500 shares of common stock of the Company as of the first regular board meeting in each year the director serves on the board. Each eligible director shall also automatically be granted options to purchase 30,000 shares of common stock of the Company effective as of the first regular board meeting after the director completes ten continuous years of service on the board. During the second quarter of 1998, options for 66,000 shares were awarded with an exercise price of $5.92 per share, which resulted in approximately $22,000 of compensation expense which is included in general and administrative expenses in the Company's consolidated statements of operations. During the first quarter of 1999, options for 6,000 shares were awarded with an exercise price of $8.06 per share. As the exercise price of the options exceeded the market value at the date of grant, the Company did not recognize any compensation expense for the options issued in 1999. As of December 31, 1999, options for 72,000 shares were outstanding. The options require shareholder approval prior to being exercised. See Proposal Two herein.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES.

                   BOARD MEETINGS, COMMITTEES AND ATTENDANCE

    The Board met five times during the fiscal year ended December 31, 1999. Each incumbent director attended at least 75% of the meetings of the Board and all committees of the Board on which he served. The Board currently has appointed six committees, the Executive Committee, the Audit Committee, the Option and Compensation Committee, the Investment Committee, the Independent Defense Committee and the Special Litigation Committee. All meetings of the Board and its committees were held outside the United States.

EXECUTIVE COMMITTEE

    The Executive Committee is composed of Messrs. LaGere, Paden, Rice, Maestri and Ms. Watson, with Mr. LaGere serving as Chairman. The Executive Committee has the authority, between meetings of the Board, to take all actions with respect to the management of the Company's business that require action by the Board, except with respect to certain specified matters that by law must be approved by the entire Board. The Executive Committee met twice during the fiscal year ended December 31, 1999.

AUDIT COMMITTEE

    The Audit Committee is composed of Messrs. Jacoby, Maestri and Rice, with Mr. Rice serving as Chairman. The Audit Committee is required to meet no less than annually with the Chief Financial Officer and the Director of Internal Audit and with the Company's independent auditors to review and discuss the annual report of the auditor and the auditor's observations and suggestions with regard to the accounting and control policies, procedures and organization of the Company. The Audit Committee met one time during the fiscal year ended December 31, 1999. Messrs. Jacoby, Maestri and Rice also serve as members of the Chandler USA Audit Committee, which met seven times during 1999.

    The Audit Committee is responsible for (1) evaluating and making recommendations regarding the selection of the Company's independent auditor and reviewing and making recommendations regarding all significant fees for audit, audit-related and non-audit services provided by the Company's independent auditors; (2) requiring the independent auditor to submit a formal written statement delineating all relationships between the auditor and the Company, taking appropriate action to ensure the independence of the outside auditor and continually monitor this independence; (3) the review of the audit plan with the independent auditor prior to the audit and to determine that the scope of the independent auditor's examination is not inappropriately restricted and that full cooperation is provided by management. In addition, the Audit Committee shall (i) receive and review any certification, report or opinion which the independent auditor proposes to render in connection with the financial statements prior to the publication or general release thereof; (ii) review interim and annual financial statements and press releases relating thereto prior to the publication or general release thereof; (iii) review the general accounting and reporting practices applied in preparing the Company's financial statements and conducting financial audits; (iv) require the independent auditor to discuss with the Audit Committee the Company's accounting practices as applied in its financial reporting; (v) review the internal audit plans and activities with the Director of Internal Audit for Chandler USA; (vi) consult with and supervise the Director of Internal Audit (who shall report administratively to the General Counsel to Chandler USA and functionally to the Audit Committee). Further, the Audit Committee shall review the adequacy of the Company's system of internal controls and determine that the independent auditors are satisfied with the effectiveness of these controls. The Audit Committee shall require the independent auditor to conduct a SAS 71 (as amended, supplemented or superseded) Interim Financial Review and report to the Audit Committee prior to the Company's filing of a Form 10-Q. The Audit Committee, or a member of the Audit Committee, and a representative of the Company's management, shall discuss with the auditor the matters described in AU
Section 380, "COMMUNICATION WITH THE AUDIT COMMITTEE" (as amended, supplemented or superseded), prior to the filing of a Form 10-K or any other public announcement of financial results.

    The Audit Committee shall review and reassess the adequacy of its charter on an annual basis. The Audit Committee shall coordinate and review the audit activities of the audit committee of Chandler USA.

    The Audit Committee adopted a revised formal written charter in November 1999 and the Audit Committee has satisfied the responsibilities of its charter, as stated above.

OPTION AND COMPENSATION COMMITTEE

    The Option and Compensation Committee is composed of Messrs. Jacoby, Maestri and Rice, with Mr. Jacoby serving as Chairman. The Option and Compensation Committee is responsible for the review of compensation and periodic reporting to the Board concerning compliance by the Company's United States subsidiaries with the guidelines for personnel and compensation matters and operating authorities. The Compensation Committee met one time during the fiscal year ended December 31, 1999. Messrs. Jacoby, Maestri and Rice also serve as members of the Chandler USA Compensation Committee, which met three times during 1999.

INVESTMENT COMMITTEE

    The Investment Committee is composed of Messrs. LaGere, Paden and Rice, with Mr. LaGere serving as Chairman. The Investment Committee periodically reviews the investment of surplus funds of the Company, approves fee estimates for investment advisory services and brokerage services, and reviews and approves the scope of investment and brokerage services provided to the Company. The committee held no meetings during 1999.

INDEPENDENT DEFENSE COMMITTEE

    The Independent Defense Committee is composed of Ms. Watson and
Messrs. Evans, LaGere, Paden, Rice, Maestri and Jacoby. The committee was formed in 1992 in connection with the litigation involving the CenTra Group. The committee has not disbanded, but held no meetings during 1999.

SPECIAL LITIGATION COMMITTEE

    The Special Litigation Committee is composed of Messrs. Jacoby, Maestri and Davis. The Special Litigation Committee has the authority to make any and all decisions and take any and all actions deemed by the committee to be in the best interests of the Company, its policyholders and shareholders and to deal in all respects with the verdicts and judgment thereon relating to litigation adverse to the Company brought by the CenTra Group. The Special Litigation Committee met four times during 1999.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

NAME                                     AGE                              POSITION
----                                   --------   --------------------------------------------------------
W. Brent LaGere......................     54      Chairman of the Board, Chief Executive Officer,
                                                  President, Executive Committee Chairman, Investment
                                                  Committee Chairman and Director.

Mark T. Paden........................     43      Executive Vice President, Chief Financial Officer,
                                                  Executive Committee Member, Investment Committee Member
                                                  and Director.

Brenda B. Watson.....................     59      Executive Vice President, Executive Committee Member and
                                                  Director.

Richard L. Evans.....................     53      Vice President and Director.

Steven R. Butler.....................     42      Vice President--Administration.

Mark C. Hart.........................     44      Vice President--Accounting and Treasurer.

James M. Jacoby......................     65      Audit Committee Member, Option and Compensation
                                                  Committee Chairman and Director.

Paul A. Maestri......................     69      Executive Committee Member, Audit Committee Member,
                                                  Option and Compensation Committee Member and Director.

Robert L. Rice.......................     65      Audit Committee Chairman, Executive Committee Member,
                                                  Investment Committee Member, Option and Compensation
                                                  Committee Member and Director.

Larry A. Davis.......................     58      Director.

W. Scott Martin......................     49      Director.

    Information concerning the business experiences of Messrs. LaGere, Paden, Evans, Jacoby, Maestri, Rice, Martin and Ms. Watson is provided under the section entitled "Election of Directors."

STEVEN R. BUTLER

    Steven R. Butler has served as Vice President-Administration of the Company since January 1987, and also serves as a director, the President and Treasurer of the Company's wholly owned subsidiary Chandler Insurance Management (Barbados), Ltd. ("CIM Barbados"). He is also a director and the Financial Director of CIM, and is a director and serves as President of Chandler Insurance (Barbados), Ltd. ("CIB"), a Barbados company and wholly owned subsidiary of the Company. The Company began handling its own and CIB's operations and administrative affairs through CIM and CIM Barbados, respectively, in 1990. From 1984 through 1989, Mr. Butler served as Financial Director of Insurance Management Services, Ltd. and, beginning in 1988, of its affiliate Insurance Risk Management Services, Ltd., which performed substantially all of the administrative management functions of the Company and CIB, respectively, through March 1990.

MARK C. HART

    Mark C. Hart has served as Vice President--Accounting and Treasurer of the Company since May 1998. Since May 1988, Mr. Hart has been an employee of NAICO and/or Chandler USA. In

May 1998, Mr. Hart was elected Vice President--Finance and Treasurer of Chandler USA, NAICO and L&W. Mr. Hart has been a Vice President of Chandler USA since March 1994.

OTHER

    The Company learned on November 9, 1999, that M.J. Moroun, Norman E. Harned and Ronald W. Lech had resigned as directors of the Company. Messrs. Moroun and Harned resigned effective November 2, 1999 and Mr. Lech resigned effective November 8, 1999. All three resignations were formally accepted by the Company's board of directors on November 10, 1999. Messrs. Moroun, Harned and Lech are current or former directors and officers of CenTra, Inc. At its November 10, 1999 meeting, the Company's board of directors voted to reduce its total membership from 11 to 9 and appointed W. Scott Martin to serve as a director, subject to his qualification and acceptance by the Cayman Islands Monetary Authority. On April 20, 2000, the Executive Committee of the Board of Directors voted to reduce the Board membership from nine to eight, effective June 5, 2000.

    In the civil proceeding CenTra, Inc. v. Chandler Insurance Company, Ltd., et. al, Case No. CIV-92-1301-M, in the U.S. District Court for the Western District of Oklahoma, judgment was entered in favor of CenTra and against Messrs. LaGere, Paden, Evans, Rice, Ms. Watson and two former directors in the amount of $1.00 each, finding a violation of Section 10(b) of the Securities Exchange Act of 1934 and a violation of Section 11(a) of the Securities Act of 1933 based upon a failure by the Company and certain of its officers and directors to disclose the applicability of the Nebraska Insurance Holding Company Act to purchasers of stock of the Company in a public offering. The judgments are currently being appealed.

LEGAL PROCEEDINGS

    The Company's Annual Report on Form 10-K for the year ended December 31, 1999 contains a description of the CenTra litigation.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid or to be paid by the Company or any of its subsidiaries as well as certain other compensation paid or accrued, during the years indicated, to the Named Executives for such period in all capacities in which they served.

                                                          SUMMARY COMPENSATION TABLE
                                                            ANNUAL COMPENSATION(1)
                                                 ---------------------------------------------
                                                                                  OTHER ANNUAL    ALL OTHER
                                                             SALARY     BONUS     COMPENSATION   COMPENSATION
NAME AND PRINCIPAL POSITION                        YEAR       ($)       ($)(2)       ($)(3)         ($)(4)
---------------------------                      --------   --------   --------   ------------   ------------
W. Brent LaGere ...............................    1999     $404,228   $     --        N/A          $38,349
  Chairman of the Board, CEO and President of      1998      397,361         --        N/A           36,596
  Chandler USA, NAICO and L&W                      1997      389,340         --        N/A           37,471

Mark T. Paden .................................    1999      231,188         --        N/A            5,000
  Executive Vice President, COO & CFO of           1998      209,300         --        N/A            4,900
  Chandler USA, NAICO and L&W                      1997      178,637         --        N/A            4,975

Brenda B. Watson ..............................    1999      225,437    112,500        N/A            8,600
  Executive Vice President of NAICO and L&W        1998      221,607         --        N/A            8,100
                                                   1997      216,882         --        N/A            8,475

Richard L. Evans ..............................    1999      224,735         --        N/A            6,400
  Vice President--Claims of Chandler USA,          1998      218,190         --        N/A            6,200
  NAICO and L&W                                    1997      211,873         --        N/A            6,275

Steven R. Butler ..............................    1999      137,252     16,419        N/A               --
  President of CIM and CIM Barbados                1998      133,252     16,272        N/A               --
                                                   1997      127,514     12,850        N/A               --

------------------------

(1) Amounts shown include cash and non-cash compensation earned and received by the Named Executives as well as amounts earned but deferred at their election.

(2) All Named Executives are eligible to participate in bonus plans based upon premium production and/or profitability. In addition, cash bonuses may be granted to the Named Executives at the discretion of the Compensation Committee, after consideration of the recommendation of the Company's Chief Executive Officer.

(3) The Company provides various perquisites to certain employees including the Named Executives. In each case, the value of the perquisites provided to each Named Executive did not exceed ten percent of such Named Executive's annual salary and bonus.

(4) The amounts shown under this column represent contributions by the Company's U.S. subsidiaries to a 401(k) plan ($3,475 for each of the Named Executives in 1997 and $3,600 in 1998 and 1999), and the premiums paid or to be paid by the Company's U.S. subsidiaries under life insurance arrangements with the Named Executives. A portion of the premiums ($24,300, $23,400 and $25,700 in 1997, 1998 and 1999, respectively) were paid under split dollar life insurance plans. Under these plans, the Company's U.S. subsidiaries pay the premiums for life insurance issued to the Named Executive. Repayment of the premiums is secured by the death benefit or the cash surrender value of the policy, if any, if the Named Executive cancels and surrenders the policy.

OPTIONS EXERCISED AND HOLDINGS

    No options were granted to or exercised by the Named Executives during 1999 and there were no unexercised options held by the Named Executives as of December 31, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended December 31, 1999, the Option and Compensation Committee of the Board of Directors of the Company consisted of Messrs. Jacoby, Maestri and Rice. Each of Messrs. Jacoby, Maestri and Rice is a non-employee director. From June 1990 to March 1991, Mr. Jacoby was a Vice President of NAICO.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company has no employees, but the employees of its United States ("U.S.") based subsidiaries are employed by Chandler USA, and employees of its non-U.S. based subsidiaries are employed by Chandler Insurance Management, Ltd. (Cayman Islands) and Chandler Insurance Management (Barbados), Ltd. The Compensation Committee of the Board of Directors of Chandler USA (the "Compensation Committee") has furnished the following report on its executive compensation program. The report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer.

OVERVIEW

    The Compensation Committee, which consists of three non-employee directors, approves compensation and benefit policies and programs for directors, executive officers, and other employees, and reports its determinations to Chandler USA's Board of Directors.

    The executive compensation policy is to motivate executives and other employees to enhance financial performance with reference to such specific business objectives as the Company shall determine.

    The Company's executive compensation consists of three primary components: base salary, cash bonus and life insurance and 401(k) Plan, which in combination address the objectives described above.

    BASE SALARY. Base salary, the first element of executive compensation, is intended to be competitive with that paid by comparable companies and is also intended to reflect the Compensation Committee's consideration of an officer's experience, business judgment and role in developing and implementing the overall business strategy for the Company. The Compensation Committee reviews the base salaries of all executive officers and determines adjustments to those salaries based on the performance of each executive officer and the comparable salaries of a group of peer companies.

    CASH BONUS. During 1999, Chandler USA adopted an Executive Bonus Plan ("Bonus Plan"). The Bonus Plan provides for performance-based compensation to the participating executives including the Chief Executive Officer, and is intended to motivate the executives by providing them incentives to enhance the growth and profitability of the Company and its affiliated companies. In addition, cash bonuses are granted to the Company's executives at the discretion of the Compensation Committee, after consideration of the recommendations of the Company's Chief Executive Officer. Cash bonuses, when awarded, reflect the executive's performance and the Company's results over the period considered by the Compensation Committee.

    Certain executives are also eligible to participate in bonus plans based upon premium production and/or profitability.

    LIFE INSURANCE AND 401(K) PLAN. Chandler USA provides split dollar life insurance plans for certain executives. Under these plans, the Company's U.S. subsidiaries pay the premiums for life insurance issued to the executive. Repayment of the premiums is secured by the death benefit or the cash surrender value of the policy, if any, if the executive cancels and surrenders the policy. Chandler USA's 401(k) Plan also helps to enable it to attract and retain quality executives by allowing participants to defer taxes on portions of their compensation, as well as income from such amounts. Under the 401(k) Plan participants may contribute up to 15% of compensation, not to exceed the statutory limitations which for 1999 was $10,000. Chandler USA matches 50% of the first $2,000, 40% of the next $3,000, 30% of the next $3,000 and 25% of the remaining employee contributions up to a maximum employer contribution of $3,600 per employee per year. In addition, Chandler USA may make additional annual contributions to the 401(k) Plan at its discretion. A participant's percentage ownership in amounts contributed by Chandler USA increases over the participant's period of service, so that a participant becomes fully vested after 5 years.

CEO COMPENSATION

    Pursuant to an employment agreement with Mr. LaGere described below under "Employment Agreements," the 1999 base salary for Mr. LaGere, the Company's Chairman of the Board, Chief Executive Officer and President, was established at not less than $250,000 per year, to be increased each year in an amount proportionate to any increase from base year 1988 in the Consumer Price Index, plus any additional amount deemed appropriate by the Board of Directors. In its discretion, the Compensation Committee may also award bonuses to Mr. LaGere.

GENERAL

    The Company currently has no policy with respect to the nondeductibility of compensation paid to executives in excess of $1,000,000 because no executive of the Company is currently compensated in excess of such level. Any amounts awarded under Chandler USA's Bonus Plan shall not exceed the amount which would cause the participant's total compensation to exceed the deductible limit.

                                          Compensation Committee:
                                          James M. Jacoby
                                          Paul A. Maestri
                                          Robert L. Rice

    In accordance with the rules and regulations of the Securities and Exchange Commission, the foregoing report of the Compensation Committee and the performance graph appearing below shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 (the "Exchange Act") or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

STOCK PERFORMANCE GRAPH

    The following performance graph compares the cumulative total shareholder return on the Company's Common Shares with: (i) the Center for Research in Security Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. and Foreign companies) and (ii) the CRSP Total Return Industry Index for Nasdaq Insurance Stocks (U.S. and Foreign companies) for the years 1995 through 1999. The comparison assumes $100 was invested on December 31, 1994, in the Company's Common Shares and in the CRSP indices. It also assumes reinvestment of dividends. The CRSP Total Return Industry Index for Nasdaq Insurance Stocks includes all insurance companies in The Nasdaq Stock Market within Standard Industry Classification ("SIC") Major Group 633 (Fire, Marine and Casualty Insurance).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
        AMONG CHANDLER INSURANCE COMPANY, LTD., THE NASDAQ STOCK MARKET
                          AND NASDAQ INSURANCE STOCKS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      CHANDLER INSURANCE COMPANY, LTD.  NASDAQ STOCK MARKET (U.S. & FOREIGN)  NASDAQ INSURANCE STOCKS (U.S. & FOREIGN)
1994                           $100.00                               $100.00                                   $100.00
1995                           $131.58                               $140.36                                   $140.04
1996                           $123.68                               $171.85                                   $153.45
1997                           $121.05                               $209.84                                   $232.11
1998                           $156.58                               $290.64                                   $198.10
1999                           $176.32                               $545.46                                   $149.33

    The value of the investment in the Company's Common Shares and the CRSP indices at December 31 are as follows:

                                 1994       1995       1996       1997       1998       1999
                               --------   --------   --------   --------   --------   --------
Chandler Insurance
  Company, Ltd...............  $100.00    $131.58    $123.68    $121.05    $156.58    $176.32
Nasdaq Stock Market (U.S. &
  Foreign)...................  $100.00    $140.36    $171.85    $209.84    $290.64    $545.46
Nasdaq Insurance Stocks
  (U.S. & Foreign)...........  $100.00    $140.04    $153.45    $232.11    $198.10    $149.33

EMPLOYMENT AGREEMENTS

    Chandler USA has an employment agreement with W. Brent LaGere, Chairman of the Board and Chief Executive Officer of the Company and its subsidiaries. Under this agreement, Mr. LaGere's base compensation is established at not less than $250,000 per year, to be increased each year in an amount, proportionate to any increase from base year 1988 in the Consumer Price Index, plus any additional amount deemed appropriate by the Board. In the event that Mr. LaGere's employment is terminated without cause, as defined in the agreement, he is entitled to receive his base compensation for the remainder of the term of the agreement, but in no event for more than 60 months. The agreement will terminate upon Mr. LaGere attaining age 70, unless earlier terminated by Chandler USA for cause. In addition to his base compensation, Mr. LaGere is eligible to receive certain benefits and to participate in certain incentive bonus plans offered by Chandler USA and its subsidiaries.

    Chandler USA has an employment agreement with Brenda B. Watson, a director and executive officer of the Company and L&W, and an executive officer of NAICO. Under this agreement, Ms. Watson's base compensation is established at not less than $125,000 per year, to be increased each year in an amount, proportionate to any increase from base year 1988 in the Consumer Price Index, plus any additional amount deemed appropriate by the Board. The agreement terminates on December 31, 2003, unless earlier terminated by Chandler USA for cause, as defined in the agreement. In the event that Ms. Watson's employment is terminated without cause, she is entitled to receive her base compensation through the termination date. In addition to her base compensation, Ms. Watson is eligible to receive certain benefits and to participate in certain incentive bonus plans offered by Chandler USA and its subsidiaries.

    Prior to May 1, 1997, Benjamin T. Walkingstick was an employee of
Chandler USA pursuant to an employment agreement dated October 28, 1988 (the "Employment Agreement") and served as an executive officer and director of the Company and certain of it subsidiaries. Effective May 1, 1997, Mr. Walkingstick resigned these positions and ceased to be an employee of Chandler USA. He continues to be a consultant to Chandler USA and its subsidiaries pursuant to the Employment Agreement and continues to receive compensation based on an annual rate of $323,291 under the Employment Agreement through October 2000 at which time he reaches age 70.

                                 PROPOSAL TWO:
               ADOPT DIRECTORS STOCK OPTION AND STOCK GRANT PLAN

    The following description of the Directors' Plan is only a summary; it does not purport to be a complete or detailed description of all of the provisions of the Plan. A copy of the Directors' Plan will be furnished by the Company to any shareholder upon written request to the Secretary of the Company at the Company's executive offices.

BACKGROUND AND SUMMARY OF TERMS OF DIRECTORS STOCK OPTION AND STOCK GRANT PLAN

    The Company established a program of granting stock options and stock grants to certain directors of the Company by having the Board adopt the Directors' Plan effective as of March 8, 1998. The purpose of the Directors' Plan is to provide certain directors of the Company with a proprietary interest in the Company through the granting of stock options and stock grants which will
(a) increase the interest of the directors in the Company's welfare;
(b) furnish an incentive to the directors to continue their services for the Company; and (c) provide a means through which the Company may attract able persons to serve on the Board. The Directors' Plan is administered by the Board or any committee of the Board appointed by the Board to administer the plan or any portion of the plan.

    Certain directors of the Company are to be granted options and stock grants under the Plan, and upon such grant will become "Eligible Directors." The Board has determined that the persons eligible for grants under the Directors' Plan shall be the non-employee directors of the Company. As of the date of this Proxy Statement, five non-employee directors of the Company are eligible to participate in the Plan.

    The amount of benefits that will be received by or allocated to Eligible Directors is as follows:

                               NEW PLAN BENEFITS
                  DIRECTORS STOCK OPTION AND STOCK GRANT PLAN

NAME AND POSITION                                   DOLLAR VALUE   NUMBER OF UNITS
-----------------                                   ------------   ---------------
STOCK GRANT

Robert L. Rice....................................    $155,000(1)      20,000
Paul A. Maestri...................................    $155,000(1)      20,000
Non-Executive Director Group......................    $310,000(1)      40,000

STOCK OPTION

Robert L. Rice....................................            (2)      34,500
Paul A. Maestri...................................            (2)      34,500
James M. Jacoby...................................            (2)       4,500
Larry A. Davis....................................            (2)       4,500
W. Scott Martin...................................            (2)       1,500
Non-Executive Director Group......................            (2)      79,500

------------------------

(1) Based upon $7.75 per share, the closing sale price of the Common Stock, as reported on The Nasdaq Stock Market, on April 25, 2000.

(2) The actual dollar value, if any, a person may realize will depend on the excess of the per share price of the Common Stock over the per share exercise price on the date the option is exercised. Options granted under the Directors' Plan on March 4, 1998, March 10, 1999, and March 8, 2000 have exercise prices of $5.92, $8.06, and $8.13 per share, respectively. Based upon $7.75 per share, the closing sale price of the Common Stock as reported by The Nasdaq Stock Market on April 25, 2000, the aggregate dollar value of these options was $120,780.

    Options and stock grants may not be granted under the Directors' Plan for more than 260,000 Common Shares of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Board, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold or granted as stock grants may be made available from either authorized but unissued Common Shares or Common Shares held by the Company in its treasury or otherwise acquired. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Directors' Plan may be reoffered under the plan. The period for all grants under the Directors' Plan will begin on the effective date of the option grant and will terminate on the tenth anniversary of that date. Full payment for shares purchased upon exercising an option shall be made in cash or by check at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefor has been made, and an Eligible Director will have none of the rights of a shareholder until shares are issued to him.

    All stock options and stock grants awarded under the Directors' Plan shall vest immediately as of the date of grant. In no event may an option be exercised or shares be issued pursuant to an option or a stock grant if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

    Unless sooner terminated or extended by action of the Board, the Directors' Plan will terminate on March 4, 2013. There will be no further stock option or stock grants issued under the Plan after that date, but grants before that date will continue to be effective in accordance with their terms.

    As of April 25, 2000, the total market value of all shares of Common Stock subject to outstanding options was $616,125 (based upon the closing price of the Common Stock of $7.75 per share as reported on The Nasdaq Stock Market on that date).

    ALLOTMENT OF OPTION SHARES. Except for grants to Eligible Directors in the case of death or disability, or any capital adjustments as a result of a reorganization, or as a result of the discontinuance of the Directors' Plan, all as more clearly described in the plan, grants of options under the Directors' Plan shall be as follows:

        (a) Each Eligible Director, upon completion of ten continuous years of service on the Board, shall automatically be granted an option, effective as of the first regular Board meeting after an Eligible Director completes ten continuous years of service on the Board, to purchase 30,000 Common Shares of the Company. Each Eligible Director who has completed ten or more continuous years of service on the Board as of March 4, 1998 automatically was granted an option to purchase 30,000 Common Shares of the Company. For all purposes of determining years of service on the Board under the Plan, an Eligible Director will be given credit for service on the board of directors of a subsidiary of the Company provided such service is prior and contiguous to the Eligible Director's service on the Board.

        (b) Each Eligible Director of the Company shall also automatically be granted an option to purchase 1,500 Common Shares of the Company as of the first regular Board meeting in each year the Eligible Director serves on the Board. Each Eligible Director who was a member of the Board as of March 4, 1998 automatically was granted an option to purchase 1,500 Common Shares of the Company.

        (c) The grant of options shall be evidenced by option agreements containing such terms and provisions as are approved by the Board but not inconsistent with the plan.

    ALLOTMENT OF STOCK GRANTS. Except for the award of stock grants to an Eligible Director in the case of death or disability, or any capital adjustments as a result of a reorganization, or as a result of the discontinuance of the Directors' Plan, all as more clearly described in the Plan, stock grants under the Plan, the aggregate number of Common Shares awarded to an Eligible Director as a stock grant shall total 20,000 Common Shares of the Company. The award shall be divided into two equal installments. The first installment of 10,000 shares shall automatically be awarded as of the first regular Board meeting after an Eligible Director completes ten continuous years of service on the Board. The second installment of 10,000 shares shall automatically be awarded as of the first anniversary of the initial stock grant, regardless of whether the Eligible Director is still a member of the Board. Each Eligible Director who has completed ten or more continuous years of service on the Board as of March 4, 1998 was automatically awarded stock grants totaling 10,000 Common Shares of the Company with the remaining stock grant totaling 10,000 Common Shares of the Company to be automatically awarded as of the first anniversary of the initial stock grant, regardless of whether the Eligible Director was still a member of the Board.

    EXERCISE PRICE OF STOCK OPTIONS. The price of the stock options shall be equal to the average closing price of Common Shares of the Company for the 30 calendar days preceding:

         (i) the date the Eligible Director completes ten continuous years of service on the Board or March 4, 1998, whichever is later, for options to purchase 30,000 Common Shares granted as a result of an Eligible Director completing ten continuous years of service;

         (ii) the date of the first regular Board meeting of each year, for options to purchase 1,500 Common Shares granted as of the first regular Board meeting in each year the Eligible Director serves on the Board;

        (iii) the date of the Eligible Director's death or Disability, for options and grants granted in the event an Eligible Director dies or suffers a disability prior to completion of ten years of service on the

    Board, the options to purchase 3,000 Common Shares and the grants of 2,000 Common Shares for each year of the Eligible Directors continuous service on the Board, including any partial year of service;

         (iv) the date immediately preceding a corporate transaction described in Section 12 of the Plan, for options to purchase 3,000 Common Shares and grants of 2,000 Common Shares granted to an Eligible Director who has not completed ten years of service for each year of his or her continuous service on the Board, including any partial year of service, at the date of such transaction; and

         (v) the date of the decision by the Board to discontinue the Plan, for grants to directors who have not completed ten years of service as of the date the Plan is discontinued, options to purchase 3,000 Common Shares and the grants of 2,000 Common Shares for each year of the Eligible Director's continuous service on the Board, including any partial year of service as of the date of the discontinuance of the Plan.

    RIGHTS IN EVENT OF DEATH OR DISABILITY. If an Eligible Director dies or suffers a Disability prior to completion of ten years of service on the Board the Eligible Director or his estate will be granted 3,000 stock options and 2,000 stock grants for each year of the Eligible Director's continuous service on the Board, including any partial year of service as of the date of death or Disability. The options may be exercised at any time prior to the date of their expiration by (i) the Eligible Director's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the Eligible Director in the event of the Eligible Director's death, or
(ii) the Eligible Director or his personal representative in the event of the Eligible Director's Disability, subject to the other terms of the Plan and applicable laws, rules and regulations. "Disability" means the physical or mental incapacity of an Eligible Director which the Board considers will be of long and continued duration and which will render the Eligible Director incapable of performing services as a director on the Board.

    CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of Common Shares covered by each outstanding option granted under the Plan and the option price thereof, and the number of shares to be granted pursuant future grants due to
(i) an Eligible Director's completion of ten years of continuous service,
(ii) the annual grants to each director serving on the Board, (iii) an Eligible Director's death or disability, (iv) a corporate reorganization described in the Plan, and (v) discontinuance of the Plan, and the option price thereof, may be adjusted to reflect, as deemed appropriate by the Board, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company. The number of shares covered by any stock grant as a result of (i) an Eligible Director's completion of ten years of continuous service (ii) death or disability, (iii) a corporate transaction described in Section 12 of the Directors' Plan, and (iv) discontinuance of the plan, may also be adjusted to reflect, as deemed appropriate by the Board any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

    In the event the Company shall be a party to any merger, consolidation or corporate reorganization, as the result of which the Company shall be the surviving corporation, the rights and duties of the Eligible Directors and the Company under the Directors' Plan shall not be affected in any manner. In the event the Company shall sell all or substantially all of its assets or shall be a party to any merger, consolidation or corporate reorganization, as the result of which the Company shall not be the surviving corporation, or in the event any other person or entity may make a tender or exchange offer for stock of the Company whereby such other person or entity would own more than 20% of the outstanding Common Shares of the Company (the surviving corporation, purchaser, or tendering corporation being collectively referred to as the "purchaser", and the transaction being collectively referred to as the "transaction"), then immediately preceding any such transaction each Eligible Director who has not completed ten years of service will be granted 3,000 stock options and 2,000 stock grants for each year of continuous service on the Board, including any partial year of service as of the date of the transaction. The Eligible Director may exercise any portion of his then outstanding option(s) as he may desire and deposit with the Company the requisite cash to purchase in full and not in installments the Common Stock thereby exercised. The Company shall, prior to the effective date of the transaction, issue all Common Stock which was subject to options which have been exercised or which was the subject of stock grants which have vested. Common Stock thus issued shall be treated as issued stock for purposes of the transaction.

    NON-ASSIGNABILITY. Options and stock grants may not be transferred other than by will or by the laws of descent and distribution. Except as otherwise provided in the Plan, during an Eligible Director's lifetime, options granted to an Eligible Director may be exercised only by the Eligible Director.

    AMENDMENT OR DISCONTINUANCE. For purposes of the annual grant of options to purchase 1,500 Common Shares, the Directors' Plan may be amended at any time by the Board without approval of the shareholders of the Company. For purposes of all other awards of stock options and stock grants, the Plan may be amended at any time by the Board without approval of the shareholders of the Company; however, any amendment which would adversely affect the rights of any existing Eligible Director shall not be applied to such Eligible Director but shall only be applied to new Eligible Directors who become members of the Board subsequent to the effective date of the amendment.

    The Directors' Plan may be discontinued at any time by the Board without approval of the shareholders of the Company; provided, however, if the Plan is discontinued, all Eligible Directors who have not completed ten years of service as of the date the Plan is discontinued shall be granted 3,000 stock options and 2,000 stock grants for each year of the Eligible Director's continuous service on the Board including any partial year of service as of the date of the discontinuance of the Plan.

    EFFECT OF PLAN. Neither the adoption of the Directors' Plan nor any action of the Board shall be deemed to give any director any right to be granted an option to purchase Common Shares or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto or stock certificate, duly authorized by the Board and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Company has no obligation to register any stock or options granted hereunder pursuant to federal or state securities laws.

UNITED STATES TAX CONSEQUENCES OF OPTIONS AND STOCK GRANTS

    The following is a brief summary of the major United States tax consequences to United States individuals that are expected to occur with respect to the options and stock grants under the Directors' Plan. This discussion is intended for the information of the stockholders considering how to vote at the Annual Meeting and not as tax guidance to the Directors. The grant of an option will create no tax consequences for the optionee. Upon exercise of an option, an optionee will recognize compensation taxed to him as ordinary income to the extent the fair market value of the acquired Common Stock on the date of exercise of the option exceeds the aggregate exercise price paid for that Common Stock. A Director who receives a grant of Common Stock will recognize compensation income taxed as ordinary income equal to the fair market value of such stock when received by the Director. Any gain or loss realized by an optionee upon the subsequent disposition of the shares of Common Stock acquired by either exercise of an option or stock grant generally is a capital gain or loss. Because the Company is a Cayman Islands corporation that is not subject to United States federal income taxes, there are no United States tax consequences to the Company with respect to either the grant of options or the stock grant to the Directors. The foregoing summary is based upon present United States federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

REQUIRED VOTE

    The favorable vote of the holders of a majority of the outstanding Common shares of the Company entitled to vote is required to approve the Directors' Plan. Approval of the Directors' Plan is required under the rules of The Nasdaq Stock Market.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE DIRECTORS' PLAN.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

    Deloitte & Touche served as the independent auditors of the Company for the fiscal year ended December 31, 1999. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will have the opportunity to make a statement. The representative will be available to answer appropriate shareholder questions.

              TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES

    Incorporated by reference to Item 13 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

                            SECTION 16 REQUIREMENTS

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and The Nasdaq National Market. Such persons are required by the SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon a review of Forms 3, 4 and 5, any amendments thereto furnished to the Company pursuant to the rules of the SEC, or written representations from certain reporting persons presented to the Company, all such reports required to be filed by reporting persons have been filed in a timely fashion during the fiscal year ended December 31, 1999.

                            SHAREHOLDERS' PROPOSALS

    Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with the Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2001 Annual Meeting of Shareholders, such proposals must be received by the Secretary of the Company on or before January 5, 2001. With respect to the 2000 Annual Meeting of Shareholders, the Company has received no notifications that any shareholder proposal is intended to be raised from the floor. Therefore, the proxy holders will be allowed to use their discretionary voting authority if any such proposals are raised.

                                 MISCELLANEOUS

    The Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting. If other matters requiring a vote of the shareholders arise, the persons designated as proxies will vote the Common Shares represented by the proxies in accordance with their best judgment and Rule 14a-4 under the Exchange Act.

    The information contained in the Proxy Statement relating to the occupations and security holdings of the directors and executive officers of the Company and their transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than five percent of the Company's Common Shares is based upon information contained in reports filed by such owner with the Securities and Exchange Commission.

    The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1999, which includes financial statements and accompanies this Proxy Statement, does not form any part of the materials for the solicitation of proxies.

    THE COMPANY HAS PROVIDED WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED HEREBY A COPY OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS, WHICH INCLUDES A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999. EXHIBITS TO THE FORM 10-K ARE AVAILABLE UPON REQUEST AT A REASONABLE CHARGE TO COVER THE COMPANY'S COST IN PROVIDING SUCH EXHIBITS OR ON THE INTERNET AT HTTP://WWW.SEC.GOV. ADDITIONAL COPIES OF THE 1999 ANNUAL REPORT TO SHAREHOLDERS MAY BE OBTAINED WITHOUT CHARGE BY ANY PERSON WHOSE PROXY IS SOLICITED HEREBY UPON WRITTEN REQUEST TO CORPORATE SECRETARY, CHANDLER INSURANCE COMPANY, LTD., ANDERSON SQUARE, FIFTH FLOOR, GRAND CAYMAN, CAYMAN ISLANDS.

                                          By Order of the Board of Directors,

                                          /s/ W. Brent LaGere

                                          W. Brent LaGere
                                          CHAIRMAN OF THE BOARD

May 2, 2000

                        CHANDLER INSURANCE COMPANY, LTD.

         The undersigned (i) acknowledges receipt of the Notice dated May 2, 2000, of the Annual Meeting of Shareholders of Chandler Insurance Company, Ltd., a Cayman Islands corporation (the "Company"), to be held on June 5, 2000, at 10:00 a.m., local time, at the Marriott Hotel in Grand Cayman, Cayman Islands, and the Proxy Statement in connection therewith; and (ii) appoints W. Brent LaGere and Mark T. Paden, and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned on April 24, 2000, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any postponements or adjournments thereof, and the undersigned directs that this proxy be voted as set forth on the reverse.

         If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any postponements or adjournments thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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

THE UNDERSIGNED HEREBY REVOKES ANY PROXY           Please mark       /X/
OR PROXIES HERETOFORE GIVEN TO VOTE UPON           your votes as
OR ACT WITH RESPECT TO SUCH COMMON STOCK           indicated in
AND HEREBY RATIFIES AND CONFIRMS ALL               this example
THAT THE PROXIES, THEIR SUBSTITUTES, OR
ANY OF THEM MAY LAWFULLY DO BY VIRTUE
HEREOF.


1. Proposal to elect eight directors to serve until the next annual meeting of shareholders or until their respective successors are elected and qualified.


       FOR all nominees                WITHHOLD             Nominees:
      listed to the right             AUTHORITY             W. Brent LaGere,
       (except as marked       to vote for all nominees     Mark T. Paden,
       to the contrary)          listed to the right        Brenda B. Watson,
             / /                         / /                Richard L. Evans,
                                                            James M. Jacoby,
                                                            Paul A. Maestri,
                                                            Robert L. Rice and
                                                            W. Scott Martin

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.)

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2.   Proposal to approve the Company's Directors Stock Option and Stock Grant
     Plan, which authorizes up to 260,000 Common Shares of the Company to be issued upon stock grants and exercises of options granted under that Plan.

                       FOR       AGAINST       ABSTAIN
                       / /         / /           / /

3. In the discretion of the proxies on any other matters that may properly come before the meeting or any postponements or adjournments thereof.

                       FOR       AGAINST       ABSTAIN
                       / /        / /           / /

                                             Please date this proxy and sign
                                             your name exactly as it appears
                                             hereon. Where there is more than
                                             one owner, each should sign. When
                                             signing as an attorney,
                                             administrator, executor, guardian
                                             or trustee, please add your title
                                             as such. If executed by a
                                             corporation, the proxy should be
                                             signed by a duly authorized
                                             officer.

                                             Please mark, sign, date and return
                                             your proxy promptly in the enclosed
                                             envelope whether or not you plan to
                                             attend the Meeting. No postage is
                                             required. You may nevertheless vote
                                             in person if you do attend.

                                             Dated:                      , 2000
                                                   ---------------------

                                             ---------------------------------
                                                Signature of Shareholder

                                             ----------------------------------
                                                Signature of Shareholder

                                             ----------------------------------
                                                Title, if applicable


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